EXHIBIT 99.1

[LOGO]

Kimco

Realty

Corporation

FOR IMMEDIATE RELEASE

October 1, 2003

KIMCO REALTY CORPORATION COMPLETES ACQUISITION OF

MID-ATLANTIC REALTY TRUST

NEW HYDE PARK, NY October 1, 2003—Kimco Realty Corporation (NYSE: KIM), the nation’s largest owner and operator of neighborhood and community shopping centers, today announced it has completed its acquisition of Mid-Atlantic Realty Trust (MART). The merger of MART with and into a subsidiary of Kimco was approved by the shareholders of MART on September 30, 2003 and the closing occurred earlier today. MART shareholders will receive cash consideration of $21.051 per share. In addition, more than 99% of the limited partners in MART’s operating partnership elected to have their partnership units redeemed for cash consideration equal to $21.051 per unit.

In accordance with the merger agreement, Kimco’s Board of Directors has appointed F. Patrick Hughes to Kimco’s Board of Directors. Mr. Hughes served as CEO, President and Trustee of MART since its formation in 1993.

The transaction has a total value of approximately $700 million including MART’s existing indebtedness, which as of September 30, 2003, was approximately $233 million. A new $400 million credit facility provided additional financing for the transaction.

MART owns equity interests in 41 operating shopping centers, 36 of which are wholly owned and four of which are under redevelopment or expansion. The properties have a gross leasable area of approximately 4.7 million square feet of which approximately 95.0 percent of the stabilized square footage is currently leased. Additionally, MART has three shopping centers under development with a total estimated square footage of 183,500 and other commercial assets totaling approximately 856,000 square feet. MART also owns approximately 80 acres of undeveloped land. MART’s properties are located primarily in the states of Maryland, Virginia, New York, Pennsylvania, Massachusetts and Delaware, which will strengthen Kimco’s presence in these states where it currently owns interests in 114 properties. Kimco has tentative agreements for a number of the properties to be allocated to its strategic co-investment programs. These programs benefit from a lower cost of capital and should produce strong investment returns while further expanding Kimco’s investment and property management business.

Registered holders of MART shares will receive detailed instructions from The Bank of New York (the exchange agent) regarding the surrender of their shares. No action is required if shares are held in Street Name with a registered broker-dealer.

Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 35 years. Kimco owns and operates the nation’s largest portfolio of neighborhood and community shopping centers with interests in 675 properties comprising approximately 99.0 million square feet of leasable space located throughout 40 states, Canada and Mexico. For further information refer to the Company’s web site at www.kimcorealty.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding management’s expectations. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements, including the risk that tentative agreements to allocate any of the properties to strategic co-investment programs will not be consummated. The Company expressly disclaims any current intention or obligation to update any forward-looking statement contained in this press release.

Contact information:

Scott G. Onufrey

Vice President—Investor Relations

Kimco Realty Corporation

(516) 869-7190

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